EXHIBIT 10.16(b)

AWARD NOTICE

to [Name]

Pursuant to the Continental Airlines, Inc.

Long Term Incentive and RSU Program

NLTIP Award

Performance Period [XX]

This document constitutes your formal Award Notice with respect to an NLTIP Award as a Participant under the Continental Airlines, Inc. Long Term Incentive and RSU Program (as amended from time to time, the "Program") adopted under the Continental Airlines, Inc. Incentive Plan 2000 (as amended from time to time, the "Incentive Plan 2000"). This Award Notice evidences your receipt of an NLTIP Award under the Program with respect to the NLTIP Performance Period commencing on [XX] (the "Performance Period").

The Human Resources Committee of the Board of Directors of the Company (the "Committee") has established certain performance goals for purposes of NLTIP Awards under the Program. The performance goals with respect to the Performance Period relate to (1) the EBITDAR Margin achieved by the Company as compared to the average of the EBITDAR Margin achieved by the companies in the Industry Group (currently Alaska Air Group, Inc., AMR Corporation, Delta Air Lines, Inc., Northwest Airlines Corporation, Southwest Airlines Co., UAL Corporation and US Airways Group, Inc.) (such average is referred to as the "Entry EBITDAR Margin") and (2) the Company's achievement of the Cash Hurdle. EBITDAR Margin (which is more specifically defined in the Program) generally means the cumulative EBITDAR achieved for the Performance Period by the Company (or a company in the Industry Group, as the case may be) divided by the Company's (or such other company's) cumulative revenues over the Performance Period. The Cash Hurdle is achieved if the Company's cash flow over the Performance Period is such that the Company's total unrestricted cash, cash equivalents and short-term investments at the end of the Performance Period is equal to or greater than a target amount set by the Committee.

The Committee has established the following performance goals for the Performance Period: (1) Target EBITDAR Margin equal to [XX]; (2) Stretch EBITDAR Margin equal to [XX]; and (3) a Cash Hurdle of $[XX].

The potential Payout Percentage applicable to your NLTIP Award for the Performance Period will vary depending on the EBITDAR Margin achieved by the Company as compared to the Entry EBITDAR Margin for the Performance Period and your position in the Company on the last day of the Performance Period. Based on your position and pay at January 1, [20XX], your potential Payout Percentage is equal to [XX]% plus (1) if the Company's EBITDAR Margin with respect to the Performance Period exceeds the Entry EBITDAR Margin with respect to such period, an additional percentage equal to (x) [XX] divided by (y) [XX], for each Basis Point that the Company's EBITDAR Margin with respect to the Performance Period exceeds the Entry EBITDAR Margin with respect to such period, up to and including the Target EBITDAR Margin with respect to the Performance Period, and (2) if the Company's EBITDAR Margin with respect to the Performance Period exceeds the Target EBITDAR Margin with respect to such period, an additional percentage equal to (x) [XX] divided by (y) [XX], for each Basis Point that the Company's EBITDAR Margin with respect to the Performance Period exceeds the Target EBITDAR Margin with respect to such period, up to and including the Stretch EBITDAR Margin with respect to the Performance Period.

If the Cash Hurdle is achieved and the Company's EBITDAR Margin is at least equal to the Entry EBITDAR Margin for the Performance Period, the Payment Amount with respect to this NLTIP Award will be your Payout Percentage times your Base Amount (base annual salary plus a deemed bonus) in effect as of the earlier of the last day of the Performance Period, the date of your death, Disability or Retirement, or the day immediately preceding the date upon which you suffer a Qualifying Event in connection with, after, or in contemplation of a Change in Control. Receipt of a Payment Amount is also conditioned on your continuous employment with the Company or its subsidiaries until the last day of the Performance Period (with limited exceptions for certain terminations of employment, such as death, Disability, and Retirement). A Payment Amount may be pro-rated as provided in the Program (for example, if you become a participant in the Program after January 1, 20XX, or if your employment terminates under certain circumstances prior to the last day of the Performance Period).

Prior to any payment under the Program, the Committee must (with limited exceptions) certify in writing that the performance goals have been met.

Capitalized terms used in this Award Notice are defined in the Program, and your participation is subject to the terms of the Program and the Incentive Plan 2000. The Program and the Incentive Plan 2000 are hereby incorporated into this Award Notice by reference.

If you have any questions, or wish to obtain a copy of the Program or the Incentive Plan 2000, please contact [XX].

CONTINENTAL AIRLINES, INC.

By:_________________________

[Authorized Officer]